Number [001]

Capital Stock

ISSUER: VANGUARD INDEX FUNDS,

a Delaware Statutory Trust (the “Trust”)

*  Vanguard Total Stock Market Index Fund—ETF Shares, a/k/a Vanguard Total Stock Market ETF

*  Vanguard Extended Market Index Fund—ETF Shares, a/k/a Vanguard Extended Market ETF

*  Vanguard Large-Cap Index Fund—ETF Shares, a/k/a Vanguard Large-Cap ETF

*  Vanguard Growth Index Fund—ETF Shares, a/k/a Vanguard Growth ETF

*  Vanguard Value Index Fund—ETF Shares, a/k/a Vanguard Value ETF

*  Vanguard Mid-Cap Index Fund—ETF Shares, a/k/a Vanguard Mid-Cap ETF

*  Vanguard Mid-Cap Growth Index Fund—ETF Shares, a/k/a Vanguard Mid-Cap Growth ETF

*  Vanguard Mid-Cap Value Index Fund—ETF Shares, a/k/a Vanguard Mid-Cap Value ETF

*  Vanguard Small-Cap Index Fund—ETF Shares, a/k/a Vanguard Small-Cap ETF

*  Vanguard Small-Cap Growth Index Fund—ETF Shares, a/k/a Vanguard Small-Cap Growth ETF

*  Vanguard Small-Cap Value Index Fund—ETF Shares, a/k/a Vanguard Small-Cap Value ETF

THIS CERTIFIES that CEDE & CO. is the holder of the current outstanding number of ETF Shares issued by Vanguard Total Stock Market Index Fund, Vanguard Extended Market Index Fund, Vanguard Large-Cap Index Fund, Vanguard Growth Index Fund, Vanguard Value Index Fund, Vanguard Mid-Cap Index Fund, Vanguard Mid-Cap Growth Index Fund, Vanguard Mid-Cap Value Index Fund, Vanguard Small-Cap Index Fund, Vanguard Small-Cap Growth Index Fund, and Vanguard Small-Cap Value Index Fund (each a “Fund,” and each Fund being a series of the Trust) as shown from time to time on the records of the Trust, as represented by this certificate of the Trust, transferable only on the books and records of the Trust by the holder hereof in person or by duly authorized attorney-in-fact upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the transfer agent of the Trust.

The registered holder of this Certificate is entitled to all the rights, interest and privileges of a holder of ETF Shares as provided by the Amended and Restated Declaration of Trust, the by-laws of the Trust, and the Vanguard Funds Multiple Class Plan as from time to time amended, which are incorporated by reference herein.

This Certificate is executed on behalf of the Trust and the obligations hereof are not binding upon any of the Trustees, officers or shareholders of the Trust individually, but are binding only upon the assets and property of the relevant Fund.

IN WITNESS WHEREOF, the said Trust has caused this Certificate to be signed by its duly authorized officer.

Countersigned:	Dated:	September 15, 2008

JPMORGAN CHASE BANK		VANGUARD INDEX FUNDS
(Transfer Agent)		(Trust)

By: /s/ Paul Larkin	By:	/s/ Heidi Stam
Print Name: Paul Larkin	Print Name:	Heidi Stam
Title: Executive Director	Title:	Secretary

Unless this Certificate is presented by an authorized representative of The Depository Trust Company (“DTC”), a subsidiary of The Depository Trust & Clearing Corporation, to the Trust or its transfer agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co., or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.